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                                                                    EXHIBIT 5(d)


                                      AMENDMENT
                             (EFFECTIVE JANUARY 1, 1998)
                                        TO THE
                                SUB-ADVISORY AGREEMENT
                          (EFFECTIVE DATE DECEMBER 20, 1993)
                                       BETWEEN
                         LINCOLN INVESTMENT MANAGEMENT, INC.
             (FORMERLY: LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY)
                                         AND
                          FIDELITY MANAGEMENT TRUST COMPANY


     Paragraph 3 of the Agreement relating to Compensation to be paid by The Advisor to the Sub-Adviser is hereby amended to substitute the following sentence for the first sentence of the paragraph:

          "The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid at the annual rate of: .48 of 1% of the average daily net assets of the Fund."


                              LINCOLN INVESTMENT MANAGEMENT
                                   COMPANY

                              By:
                                  -------------------------------------------
                                   H.  Thomas McMeekin



                              FIDELITY MANAGEMENT TRUST COMPANY


                              By:
                                  -----------------------------------------
                                   John P.  O'Reilly, Jr.